Exhibit 99.1

American Access Technologies Reports Profit for Quarter Ended June 30, 2005

Record-Breaking Sales for Second Quarter and First Half

Keystone Heights, FL - August 10, 2005 - PRNewswire - FirstCall - American Access Technologies, Inc. (NASDAQ: AATK) is pleased to report unaudited financial results for the three and six months ended June 30, 2005.

Total sales for the three months ended June 30, 2005 were a record-breaking all-time historical high of $2,111,098, an increase of 20.3% over sales of $1,754,514 in the second quarter of 2004. Total sales for the six months ended June 30, 2005 were a record- breaking all-time historical six-month high of $3,935,697, an increase of 29.8% over sales of $3,031,484 for the six months ended June 30, 2004. Sales in our zone cabling and wireless division increased an outstanding 41.1%, and sales in our formed metal division increased 22.8% over the same six-month period a year ago.

For the three months ended June 30, 2005, American Access generated net income of $28,402 or $0.00 per share, which was a dramatic $228,692 turnaround (or 114.2%) from the net loss of $200,290 or ($0.03) per share over the comparative three-month period in 2004. For the six months ended June 30, 2005, the Company generated a net loss of $70,421 or ($0.01) per share, which was a $423,384 decrease (or 85.7%) from the net loss of $493,805 or ($0.08) per share over the comparative six-month period in 2004.

Joe McGuire, Chief Financial Officer, commented on the quarterly results and outlook for the balance of 2005 as follows:

“Earlier this year, we announced the goal of reporting profits in 2005. The results for the quarter and six months ended June 30, 2005 make us even more confident that this goal will be achieved. Our ability to leverage our record sales growth into profitability in the June 30 quarter is evidence that we are beginning to strike the right balance between gross margin, sales and earnings. We have made impressive strides in bottom-line results in 2005, posting a first quarter loss of less than $100,000 and a second quarter profit of approximately $30,000 after averaging net losses of approximately $250,000 per quarter in 2004. This success is further evidence that our strategies are working, and that our unwavering focus on key products, customers and markets is paying off.

“We are pleased with the overall growth in sales in both divisions of the Company. Our zone cabling and wireless division sales increased 29.5% (+$204,229) and 41.1% (+$478,093) over the three and six months ended June 30, 2004, respectively. Our formed metal division sales increased 14.3% (+$152,355) and 22.8% (+$426,120) over the three and six months ended June 30, 2004, respectively.

“The second quarter 2005 marked the 11th quarter out of the last 12 with year-over-year quarterly sales increases. Significant factors contributing to the increase in sales in second quarter 2005 include: continued solid execution of our overall internal sales and marketing plan, production from our new laser-cutting machine that enables the Company to compete for new customers as well as to improve the efficiency of current manufacturing processes, strategic marketing campaigns by the Company’s sales partners, the training and education of end users and the adoption of industry standards for zone cabling and wireless products.

“An important factor in our improving bottom line is that sales of our fast-growing zone cabling and wireless products currently provide a higher gross margin than our formed metal products. The zone/wireless division contributed approximately 42% of the total sales for both the three months and six months ended June 30, 2005 as compared to approximately 39% for the same period in 2004.

“We continue to expect our new laser-cutting machinery, which was installed in March and became fully operational during the second quarter of 2005, to enhance our gross margins further by expanding our capacity, reducing our labor expense and utilizing less raw material during the manufacturing process as the Company continues its ongoing demand for efficiencies throughout the organization. This equipment has also enabled us to attract new customers for the formed metal division.

“Current trends and indications lead us to anticipate that the second half of 2005 will result in our third consecutive year of record sales. Our zone cabling and wireless product sales and distribution partners report that they are continuing their active marketing campaigns and the training and education of end users in conjunction with the industry standards adopted for zone cabling and wireless products in late 2004. We look forward to additional releases in 2005 from the Telecommunications Industry Association regarding standards for zone cabling. This should significantly enhance our future prospects. While we are confident that we will easily surpass last year’s all-time record sales, we will stay focused on increasing our sales and margins to deliver continued profitable growth and strong shareholder value.”

For further detailed information on sales and expenses for the second quarter 2005, please read the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission later this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals division manufactures its proprietary products and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for U.S. government contractors.

Our SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.